Exhibit 23.1

CONSENT OF Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Beyond Air, Inc. on Form S-3 (File Nos. 333-284653, 333-282834, 333-281667, 333-233283, 333-237958, 333-273942 and 333-262311) and Form S-8 (File Nos. 333-283811, 333-227697, 333-238239, 333-257562, 333-269861 and 333-276171) of our report dated June 26, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Beyond Air, Inc. as of and for the years ended March 31, 2026 and March 31, 2025, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

June 26, 2026